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
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   FORM 4                                        U.S. SECURITIES AND EXCHANGE COMMISSION
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                                                        WASHINGTON, D.C. 20549
[_] Check this box if no longer              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16. Form    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    4 or Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935
    continue. See Instructions            or Section 30(f) of the Investment Company Act of 1940
    1(b)
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
1. Name and Address of Reporting Person  2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to Issuer
                                                                                                    (Check all applicable)
   Reichenbach   George         S            AstroPower, Inc.       NASDAQ: APWR
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   (Last)        (First)     (Middle)    3. IRS or Social Security  4. Statement for    X  Director             ___ 10% Owner
                                                                                       ---
                                            Number of Reporting        Month/Year      ___ Officer              ___ Other
                                            Person (Voluntary)          December, 1999     (give title below)       (specify below)
   c/o AstroPower, Inc.
   Solar Park
----------------------------------------                            ------------------
                  (Street)                                          5. If Amendment,            _____________________________
                                                                       Date of Original
                                                                       (Month/Year)

   Newark     DE        19716-2000
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   (City)     (State)   (Zip)                   Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                     2. Trans-  3. Trans-    4. Securities Acquired   5. Amount of   6. Ownership 7. Nature
   (Instr. 3)                               action     action       (A) or Disposed of       Securities     Form:        of Indirect
                                            Date       Code         (D) (Instr. 3, 4 and     Beneficial-    Direct       Beneficial
                                            (Month/    (Instr. 8)   5)                       ly Owned at    (D) or       Ownership
                                             Day/   -------------------------------------    End of         Indirect     (Instr. 4)
                                             Year)                                           Month          (I)
                                                     Code     V     Amount (A) or  Price     (Instr. 3      (Instr.4)
                                                                           (D)               & 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
(Print or Type Responses)                                                                                                     (Over)
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FORM 4 (continued)      Table II - Derivative Securities Acquired, Disposed of,
                           or Beneficially Owned (e.g., puts, calls, warrants,
                                 options, convertible securities)

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
1. Title of Derivative Security  2. Conver-        3. Trans-         4. Trans-        5. Number of Deriv-    6. Date Exer-
   (Instr. 3)                       sion or           action            action           ative Securities       cisable and
                                    Exercise          Date              Code             Acquired (A) or        Expiration Date
                                    Price of          (Month/           (Instr. 8)       Disposed of (D)        (Month/Day/
                                    Deri-              Day/                              (Instr. 3, 4, and 5)    Year)
                                    vative             Year)
                                    Security

                                                                                                             -----------------------

                                                                                                                Date      Expir-
                                                                                                                Exer-     ation
                                                                                                                cisable   Date
                                                                     -------------------------------------

                                                                      Code      V        (A)       (D)
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Common Stock Option                 $12.125             12/6/99        J                12,000*                12/6/99    12/6/09




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*Grant of a non-Section 16b(3) exempt option.
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
1. Title of Derivative Security    7. Title and Amount       8. Price          9. Number         10. Owner-        11. Nat-
   (Instr. 3)                         of Underlying             of                of                 ship              ure of
                                      Securities                Deriv-            Deriv-             Form              Indirect
                                      (Instr. 3 and 4)          ative             ative              of De-            Bene-
                                                                Secur-            Secur-             rivative          ficial
                                                                ity               ities              Secu-             Owner-
                                                                (Instr. 5)        Bene-              rity:             ship
                                                                                  ficially           Direct            (Instr. 4)
                                   --------------------                           Owned              (D) or
                                                                                  at End             Indirect
                                            Amount or                             of                 (I)
                                   Title    Number of                             Month              (Instr. 4)
                                             Shares                               (Instr. 4)


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Common Stock Option                 Common    12,000                               32,000                D
                                    Stock


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Explanation of Responses:



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
** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.                                         /s/ George Reichenbach
   See 18 U.s.C. 1001 and 15 U.S.C. 78ff(a).                           _____________________________________      1/7/00
                                                                          **Signature of Reporting Person       ----------
                                                                                                                   Date
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